FOR IMMEDIATE RELEASE	No. 07-03

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI SIGNS DEFINITIVE PURCHASE AGREEMENT TO ACQUIRE CHARLES HOLSTON, INC.

Acquisition Will Be Immediately Accretive to Earnings;

2006 Revenues Approach $30 Million; Pro Forma EBITDA Tops $5 Million

CARENCRO, LA – JANUARY 22, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today the execution of a definitive Membership Interest Purchase and Sale Agreement (“Purchase Agreement”) to acquire BMJ Industrial Investments, L.L.C. and its wholly-owned subsidiary, Charles Holston, Inc. (collectively “CHI”), for a total purchase price of $23 million, including $18 million in cash and $5 million in three year, 5% convertible promissory notes, convertible at $9.24 per share. Closing of the purchase is subject to the approval of the Company’s lenders, the Board of Directors of both companies and the members of BMJ Industrial Investments, L.L.C. At closing, CHI is required to have on hand a minimum of $7.5 million of excess working capital as defined in the Purchase Agreement. For calendar 2006, CHI’s annualized revenues approached $30 million and Pro Forma EBITDA exceeded $5 million. On a pro forma combined basis, OMNI said its fiscal 2006 revenues, including the acquisitions of CHI, Preheat, Inc. and Rig Tools, Inc. for the entire twelve month period, exceeded $140 million.

Commenting on the execution of the Purchase Agreement, James C. Eckert, President and Chief Executive Officer, said, “The acquisition of CHI is an outstanding opportunity for OMNI to continue its business model and increase shareholder value through strategic acquisitions. The acquisition of CHI is an ideal expansion and extension of the environmental services OMNI provides its customers through its environmental unit, Trussco, Inc. The combination of these two environmental business units will afford OMNI tremendous organic growth opportunities for further expansion in both the Gulf Coast and Rocky Mountain regions. The environmental operations of CHI and Trussco complement each other. This will allow OMNI to capitalize on numerous operating synergies, including improved utilization and more efficient use of assets, facilities and personnel. CHI’s fleet of rental equipment also expands OMNI’s extensive fleet of rental equipment offered through Preheat, Inc. and Rig Tools, Inc. CHI has an excellent reputation in the marketplace and we understand its business very well. Integration of this acquisition should have an immediate positive impact on OMNI’s operations and profitability, as well as continuing to position OMNI for further growth and expansion.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timely conversion of seismic drilling backlog into revenue, the ability to ultimately complete the proposed acquisition referenced herein, the ability to close timely and integrate successfully the proposed acquisition referenced herein, the timely integration of Rig Tools, Inc., OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.